Exhibit 10.23







                           VIMRx Pharmaceuticals Inc.

                              2751 Centerville Road
                           Suite 210, Little Falls II
                           Wilmington, Delaware 19808


                                   May 5, 1997

Richard E. Kouri, Ph.D.

May 5, 1997
Page 7

Richard E. Kouri, Ph.D.
4236 Buckskin Lake Drive
Ellicott City, MD  21042

Dear Dick:

                  This letter agreement sets forth in all respects the agreement between you and VIMRx Pharmaceuticals Inc. ("VIMRx") as to the terms and conditions of your employment by VIMRx.

                  I. You will be employed as Senior Vice President, Research of VIMRx and President and Chief Executive Officer of VIMRx Genomics, Inc. ("Genomics"). In your capacity as an officer of VIMRx, your will report as mutually agreed; in your capacity as an officer of Genomics, you will report to the Board of Directors of Genomics. VIMRx shall cause you to be elected to the Board of Directors of Genomics and, at the option of the Board of Directors of VIMRx, you agree to serve, for no additional compensation, as a director and/or officer of any or all of VIMRx's subsidiaries throughout the term of your employment. The place of employment will be at the offices of Genomics, which offices will be established in New York, New York in the near future. You will be expected to relocate to the New York, New York area before September 30, 1998.

                  2. The term of your employment will commence on May 1, 1997, and shall continue until terminated under the provisions of Paragraph 6 below. You will be a full-time employee of VIMRx and you agree to devote your business and professional time, energy and skills to the affairs of VIMRx and its subsidiaries and to serve VIMRx faithfully and to the best of your ability.

                  3. (a) As compensation for the services to be rendered by you hereunder, VIMRx will pay you (i) a signing bonus of $30,000 payable on your execution and delivery of this letter agreement, and (ii) a base salary of $160,000 per annum, payable in installments in accordance with VIMRx's regular payroll practices, and (iii) an annual cash bonus to be determined in accordance with the provisions of subparagraph 3(d).

                     (b) As additional compensation, VIMRx shall award you, effective upon your execution and delivery of this Agreement, Incentive Stock Options to purchase 75,000 shares of VIMRx Common Stock pursuant to VIMRx's 1990 Incentive and Non-Incentive Stock Option Plan (the "Plan"), subject to approval of the Board of Directors of VIMRx and approval of certain amendments to the



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Plan by the Shareholders of VIMRx. Such options will become exercisable in three equal increments of 25,000 shares each on the first, second and third anniversaries, respectively, of the date your employment commences. Subject to the provisions of the Plan and the Inventive Stock Option Agreement to be entered into pursuant to the Plan regarding termination of employment, the exercisability of all options subject to the Option Agreement shall expire ten years from the date of grant.

                     (c) As an additional incentive, VIMRx will cause Genomics to enter into a Stock Option Agreement with you, which agreement shall be in substantially the form of Exhibit A hereto.

                     (d) You will be eligible to participate in VIMRx's medical, dental, life and long-term disability insurance and other benefit programs, including any 401(k) or other retirement plans, from time to time in effect for VIMRx's senior executives, your participation in any such plans to be in accordance with their respective terms and conditions.

                     (e) Your performance will be reviewed annually by VIMRx's Board of Directors, in connection with which your annual cash bonus and possible increases in your base compensation for the future will be discussed, it being understood that any such decisions shall be within the discretion of VIMRx's Board of Directors and/or its Compensation Committee (or other similar committee duly appointed by VIMRx's Board of Directors). However, it is further understood that the annual cash bonus is initially targeted at at least 33% of base compensation, assuming satisfactory performance.

                     (f) VIMRx shall reimburse you, or cause you to be reimbursed for all reasonable expenses incurred by you in relocating to New York, including closing costs associated with the sale of your current residence and the purchase of your new residence, in an amount to be mutually agreed upon by VIMRx and you.

                     (g) Upon execution of this Agreement, you will commence good faith efforts to sell your current principal residence (the "Residence") at a reasonable price in light of currently prevailing residential real estate market conditions in the area where the Residence is located. In the event you sell the Residence (without regard to the contents thereof) for an amount less than the total invested cost to you of the Residence, as evidenced by documentation reasonably satisfactory to VIMRx (hereinafter, the "Base Amount"), VIMRx shall reimburse you for such loss. In the event the sale of your Residence would result in a loss to you, VIMRx shall have the right, exercisable within three (3) days of receipt of your notice, to purchase your Residence at a price equal to the Base Amount, closing of which shall be promptly effected following notice by VIMRx of its intention to do so. You shall provide evidence of loss by delivery to VIMRx of a closing statement, and other documentation reasonably requested by VIMRx, setting forth the financial details of the sale of the Residence.

                  4. You will be entitled to take up to an aggregate of four weeks of vacation each calendar year as business conditions permit. VIMRx shall not be required to provide any additional compensation to you for vacation time not utilized by you.

                  5. (a) VIMRx will reimburse you for all reasonable and documented business expenses incurred by you on behalf of VIMRx during the term of your employment hereunder consistent with VIMRx's expense reporting policy (as the same may be modified from time to time). Notwithstanding anything herein to the contrary, the provisions of this Paragraph 5(a) shall survive the effective date of termination of this Agreement for a period of six months.

                     (b) VIMRx will pay, or reimburse you for, reasonable expenses of lodging in, and commuting to, the New York, New York area incurred by you on or prior to May 5, 1998.

                  6. (a) Your employment hereunder may be terminated at any time by VIMRx for cause (as such term is hereinafter defined) or, upon at least 60 days' prior written notice by you or by VIMRx, without cause.

                     (b) In the event your employment is terminated by VIMRx without cause, this Agreement shall terminate immediately on the effective date of termination of your employment; provided, however, that:

                       (i) you will be paid one year's base salary as severance in monthly installments (in arrears) beginning the first full month following the cessation of your employment with VIMRx;

                       (ii) VIMRx will pay the cost of health care benefits substantially equivalent to those provided by VIMRx at the time of termination, for one year following termination; and

                       (iii) you will be entitled to receive any accrued but unpaid salary earned by you through the effective date of such termination.

                     (c) No severance shall be paid or payable to you in the event your employment is terminated for cause, or you voluntarily resign from your employment with VIMRx, in which events this Agreement shall terminate immediately upon the effective date of termination of your employment or upon the effective date of your resignation, respectively; provided, however, that VIMRx shall nonetheless be obligated to pay you any accrued but unpaid salary earned by you through the date of such termination.

                     (d) For purposes of this Agreement, termination for "cause" shall mean termination due to any or more of the following: (i) if you are indicted for committing a felony or a decision or determination is rendered by any court or governmental authority that you have committed any act involving fraud, willful misconduct, dishonesty, breach of trust or moral turpitude; (ii) if you willfully breach your duty of loyalty to, or commit an act of fraud or dishonesty upon, VIMRx; (iii) if you demonstrate gross negligence or willful misconduct in connection with your employment; (iv) if, in the reasonable, good faith opinion of a majority of VIMRx's whole Board of Directors (excluding yourself, if you shall then be a director of VIMRx), you engage in personal misconduct of such a material nature as to render your presence as an officer of VIMRx detrimental to VIMRx or its reputation and you fail to cure the same within five days after notice thereof from VIMRx; or (v) if you commit a material breach of or a default under any of the terms or conditions of this Agreement and you fail to cure such breach or default within ten days after prior written notice thereof from VIMRx.

                     (e) Your employment hereunder shall terminate immediately upon your death or "permanent disability" (as such term is hereinafter defined). In either such event, this Agreement shall terminate immediately upon the cessation of your employment; provided, however, you (or your legal representative, as the case may be) will be entitled to receive any accrued but unpaid salary earned by you through the date of such termination, plus severance in monthly installments (in arrears), beginning the first full month following the date of such termination, in an aggregate amount equal to the positive difference, if any, between (x) the base salary you would have received hereunder for the six months immediately following such termination date had your employment continued for such six month period, and (y) the total monies paid or payable to you with respect to such six month period under the long-term disability insurance policy or policies maintained by VIMRx for your benefit, if any. For purposes of this Agreement, the term "permanent disability" shall have the meaning set forth in the long-term disability insurance policy or policies then maintained by VIMRx for the benefit of its employees, or if no such policy shall then be in effect, or if more than one such policy shall then be in effect in which the term "permanent disability" shall be assigned different definitions, then the term "permanent disability" shall be defined for purposes hereof to mean any physical or mental disability or incapacity which renders you incapable of fully performing the services required of you in accordance with your obligations hereunder for a period aggregating 120 days during any twelve-month period.

                     (f) In the event of occurrence of any of the following events, you shall have the right to terminate your employment with VIMRx on at least 60 days' notice. Subject to the foregoing provisions of this Paragraph 6, in the event such notice is given by you within 30 days of any one or more of such events, such termination of employment shall be deemed termination of your employment by VIMRx without "cause" within the meaning of this Paragraph 6:

                       (i) a material breach of or default under this Agreement by VIMRx which is not cured by VIMRx within ten (10) days after its receipt of written notice thereof from you;

                       (ii) a material reduction in your duties by VIMRx's Board of Directors (not arising from any physical or mental disability you may sustain) which would be inconsistent with the position of Senior Vice President-Research of VIMRx or such other executive position to which you may be assigned and the same shall not have been alleviated by VIMRx's Board of Directors within ten (10) days after its receipt of written notice thereof from you, it being expressly understood and agreed, however, that in the event (i) either or both of the positions of Senior Vice President-Research, of VIMRx and President and CEO of Genomics are dissolved for any reason, and you are offered an executive position within VIMRx or any subsidiary of VIMRx, or (ii) you no longer hold an executive position with VIMRx but continue in the position of CEO of Genomics, whether or not Genomics is then a subsidiary of VIMRx, you will not be entitled to any severance pay or benefits by reason of any such event.

                  7.  You  hereby   agree  that  you  shall  not,   directly  or
indirectly, during the term of your employment hereunder and until the expiration of one year after you cease to be so employed by VIMRx, own, manage, operate, join, control or become employed by, or render any services of an advisory nature or otherwise, or participate in the ownership, management, operation or control of, or otherwise be connected in any manner with, any business competitive with the business of VIMRx or any of its directly or indirectly, wholly or partially owned subsidiaries without VIMRx's prior written consent.

                  8. (a) You further hereby covenant and agree that you will not at any time during, or (a) for a period of three (3) years following the termination of, your employment with VIMRx, reveal, divulge or make known to any person or entity any secrets or confidential information (whether oral, written, or electronically encoded) whatsoever, of or concerning VIMRx or any of its directly or indirectly, wholly or partially owned subsidiaries or its business or anything connected therewith, all of which is and shall remain the property of VIMRx and shall be returned by you to VIMRx (including all copies) immediately upon any termination of your employment (or earlier, if requested by VIMRx), or (b) for a period of three (3) years following the termination of your employment with VIMRx, directly or indirectly entice away from VIMRx's employment, retain or otherwise engage, any employee of VIMRx, or attempt to do any of the foregoing.

                       (b) For purposes hereof, confidential information shall not include any information which: (i) is or becomes generally available to the public other than as a result of a wrongful disclosure by you or your representatives; (ii) was known by you on a non-confidential basis prior to its disclosure to you by VIMRx or its representatives; (iii) becomes available to you from a source other than VIMRx or its representatives, provided that such source is not bound by a confidentiality agreement with VIMRx or its representatives and otherwise has a right to disclose the same; or (iv) is required to be disclosed by any governmental or judicial authority, provided, in such case, that you shall use your best efforts to notify VIMRx immediately of any such requirement so that VIMRx shall have an opportunity to contest it.

                  9. In the event of any breach or threatened breach by you of any one or more of the provisions of Paragraphs 7 (relating to non-competition) or 8 (relating to non-disclosure and non-enticement of employees) above, VIMRx will be entitled, in addition to any remedy hereunder or under any applicable law or in equity, to an injunction restraining the breach of such provisions hereof.

                  10. You agree that VIMRx may, in its discretion, apply for and take out in its name and at its own expense, and solely for its benefit, key man life insurance on you in any amount deemed advisable by VIMRx to protect its interests, and you agree that you shall have no right, title or interest therein and further agree to submit to any medical or other examination and to execute and deliver any application or other instruments in writing reasonably necessary to effectuate such insurance.

                  11. You represent and warrant that you are not under any obligation, restriction or limitation, including but not limited to confidentiality and/or non-competition restrictions, contractual or otherwise, to any other individual or entity which would prohibit or impede you from performing your duties and responsibilities hereunder, except as are set forth in that certain Proprietary Information and Inventions Agreement by and between you and Gene Logic, Inc. and substantially in the form of the unexecuted draft thereof delivered to the Company on May 2, 1997, and that you are free to enter into and perform the terms and provisions of this Agreement.

                  12. Notwithstanding anything herein to the contrary, the provisions of Paragraphs 7, 8, 9 and 11 hereof shall expressly survive the expiration or termination of this Agreement regardless of the reason for, or cause of, any such termination.

                  13. All notices, requests, demands, and other communications provided for by this Agreement shall be in writing and shall be either personally delivered (including by couriers such as FedEx) or sent by pre-paid certified mail, return receipt requested, addressed to the address stated below of the party to which notice is given, or to such changed address as such party may have fixed by notice given in accordance with the terms hereof:

TO VIMRx:                           VIMRx Pharmaceuticals Inc.
                                    c/o Richard L. Dunning, President
                                    2971 Centerville Road
                                    Suite 210, Little Falls II
                                    Wilmington, Delaware  19808


WITH A COPY TO:   Lowell S. Lifschultz
                                    Epstein Becker & Green, P.C.
                                    250 Park Avenue
                                    New York, New York  10177-0077

TO DR. KOURI:              Richard E. Kouri, Ph.D.
                                    4236 Buckskin Lake Drive
                                    Ellicott City, MD  21042

WITH A COPY TO:   David Dembert
                                    Jacobs & Dembert, P.A.
                                    1 South Street, Suite 1919
                                    Baltimore, MD  21202-3201

Any notice, sent as provided above, shall be deemed given upon receipt at the address provided for above (or, in the event delivery is refused, the first date on which delivery was tendered).

                  14. This Agreement contains the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes any and all prior understandings, agreements and representations, written or oral, expressed or implied, with respect thereto.

                  15. This Agreement may not be amended, modified, altered or terminated (other than pursuant to its terms) except by an instrument in writing signed by the parties.

                  16. In case any one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected thereby.

                  17. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely therein (without giving effect to the conflict of law rules thereof).

                  Kindly   indicate  your   agreement   with  the  foregoing  by
countersigning the enclosed duplicate copy of this letter agreement and returning it to me on behalf of VIMRx.

                  On behalf of VIMRx, we look forward to a long and mutually rewarding relationship.


                                                Sincerely,

                                                VIMRx PHARMACEUTICALS INC.


                                                By:   /s/ Richard L. Dunning
                                                ----------------------------
                                                   Richard L. Dunning, President

ACCEPTED AND AGREED TO THIS
5th DAY OF MAY, 1997



   /s/ Richard E. Kouri
         Richard E. Kouri